Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, Suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

November 16, 2012

Dear Fellow CEDC Shareholders and Bondholders:

As you may be aware, earlier this week, Mr. Roustam Tariko, Chairman of Russian Standard, published a letter to CEDC investors that has created anxiety and confusion in the marketplace.

What you may not be aware of is that Mr. Tariko’s letter was published less than 48 hours after the CEDC Board voted 5 to 3 (the 3 being Mr. Tariko and his Board designees) against Mr. Tariko’s request that he be given total control over CEDC’s operations and finance. This request follows repeated attempts by Russian Standard to remove the interim CEO.

The purpose of this letter is to provide you with (1) an explanation as to why we did not give Mr. Tariko complete control over CEDC last weekend when he asked us to; (2) correct information regarding FCPA matters; (3) a current and accurate picture of the CEDC/RTL Strategic Partnership; and (4) information as to the steps we are taking to address the challenges facing CEDC.

The Special Committee fully understands that the Company is in a precarious position and fully appreciates that the CEDC/Russian Standard Strategic Partnership continues to represent an opportunity (perhaps the best opportunity) to regain financial stability. That said, the Special Committee must exercise its business judgment and act in the interests of the Company and all stakeholders.

We encourage you to read this open letter to CEDC shareholders and bondholders. Once you have done so we believe that you will have a better understanding of what the Special Committee has been doing to further your interests.

November 16, 2012

RUSSIAN STANDARD’S REQUEST FOR COMPLETE CONTROL OVER CEDC

As a result of Russian Standard’s investment in CEDC, Russian Standard became a significant minority shareholder of CEDC (holding 16.4% of the CEDC shares), a significant holder of CEDC 2013 Convertible Bonds and the party to an important partnership agreement with CEDC, under which Russian Standard has agreed to forge a strategic alliance with CEDC and provide significant funding to CEDC next year.

In connection with Russian Standard’s investment, the parties agreed to a corporate governance framework whereby Mr. Tariko was appointed Chairman of the CEDC Board and the interim President of CEDC, with operating responsibility for all of CEDC’s operations other than Poland and finance.

It was also agreed that Russian Standard would have a certain number of nominees on the CEDC Board, that a majority of Board members would not be affiliated with or designated by Russian Standard (reflecting that a majority of CEDC investors are not affiliated with Russian Standard and Russian Standard’s position as a competitor in certain markets) and the Board unanimously agreed to propose the slate set forth in CEDC’s preliminary proxy statement on file with the Securities and Exchange Commission. In this context, Russian Standard’s solicitation for alternative candidates for election to the CEDC Board is troubling both from a contractual compliance as well as a securities law standpoint.

A Special Committee of the Board of Directors of CEDC was formed to help navigate the conflict of interest issues that exist for the Russian Standard nominees on the Board pending full implementation of the CEDC/Russian Standard Strategic Partnership. The Special Committee consists of the five members of the CEDC Board who have no affiliation with Russian Standard. Further, CEDC constituted a Relationship Committee of non-Russian Standard directors to review transactions between the Company and affiliates of Russian Standard.

Notwithstanding the corporate governance framework agreed in the interest of all CEDC shareholders, Russian Standard has been asking for complete control of CEDC’s operations, including full control of finance and recently insisted that a related party transaction need not be reviewed by the Relationship Committee.

Let us explain why the Special Committee did not give complete control to Mr. Tariko:

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If Mr. Tariko and Russian Standard want complete control of the company they should submit an offer to acquire 100% of the company. They currently own 16.4% of CEDC stock and a proportion of the 2013 Convertible Notes.

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Mr. Tariko has been given operational responsibility for, among other things, Russia – his area of strength and expertise – and the Special Committee believes it is not appropriate to expand the scope of his executive responsibilities until the performance in Russia improves (which accounts for 70% of the Company’s revenues). It is important to note that the Company’s Russian operations have been the root cause of the issues facing the Company and continue to represent the greatest challenge facing the Company going forward, which is the primary reason the Board unanimously agreed to appoint Mr. Tariko to the position of Interim President.

November 16, 2012

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Given the potential for conflict of interest (because of Russian Standard’s position as a counterparty in a negotiated transaction, as a minority shareholder and owner of a proportion of 2013 Convertible Notes, and as a competitor of CEDC), it is key that both at the Board level and the executive level, personnel not affiliated with Russian Standard remain either in control of the Company or be able to implement effectively the checks and balances in the corporate governance structure agreed to with Russian Standard.

FCPA INVESTIGATION

Despite suggestions in the Russian Standard letter to the contrary, the company is NOT on notice that any of its current executives are under investigation with respect to FCPA violations or otherwise. The Company’s forthcoming statement on Form 10-Q will contain the correct disclosure regarding FCPA matters, including the fact that it has volunteered information to the authorities in relation to the restatement and related matters and will continue to do so. The Special Committee is extremely concerned and disappointed by the disparaging statements of Russian Standard.

STATUS OF THE CEDC/RTL STRATEGIC PARTNERSHIP

CEDC entered into the strategic partnership with Russian Standard in order to benefit from an alliance with another key company in the industry and to address important liquidity issues confronting the Company in 2013.

Russian Standard was the only third party that stepped forward to assist CEDC with its 2013 funding needs. In addition, Russian Standard had the potential to assist CEDC in further improving its Russian operations and creating an opportunity to deliver value through industrial synergies. Therefore, CEDC remains committed to trying to make the CEDC/Russian Standard Strategic Partnership a success.

Unfortunately, the partnership was confronted with a serious setback when it became clear in June that CEDC would have to restate its financial statements. The Special Committee was not pleased with the predicament that CEDC faced as a result of the restatement, but it has been focused on rectifying the deficiencies and getting the Company back on track. The Special Committee also recognized that it had to have an open and candid discussion with Russian Standard and it was prepared to and did re-negotiate the partnership in light of the restatement.

The Special Committee supported management changes of the CEO and CFO and turned its attention to supporting the Audit Committee in its work to complete the restatement as quickly as possible. When the amount of the restatement exceeded a pre-agreed threshold with Russian Standard, CEDC again offered to re-negotiate an appropriate accommodation.

Thus far, Russian Standard has “reserved its rights” and refused to engage in substantive negotiations based on CEDC’s restatement proposal.

November 16, 2012

Analysts and commentators who follow CEDC agree that the single largest issue facing CEDC is the uncertainty around Russian Standard’s financial commitment to the partnership.

The Special Committee is focused on re-engaging with Russian Standard and hopes that Russian Standard will do so in the interest of CEDC as well as Russian Standard. If Russian Standard is unwilling or unable to reaffirm its financial commitments, CEDC needs to know and you need to know.

CEDC’S FINANCE FUNCTION

In light of the financial restatement issues identified last June and at the request of Russian Standard, CEDC replaced its CEO and its CFO and terminated executives and personnel working in the finance function who were responsible for the errors that caused the restatement.

While those terminations were necessary, the Company’s finance function now needs to be shored up. In this context, Russian Standard’s proposal to terminate the interim CEO, a non-executive Board member who agreed to take on this executive role until January 9, 2013, to help the Company work through its most immediate issues, including in particular the challenges facing its finance function, is misguided. It is the view of the Special Committee and we trust the entire Board that the next logical step is retaining a permanent CEO.

CEDC needs stability, additional financial resources and the help of external restructuring experts to put the Company back on track. What it does not need is the instability that would follow from yet another senior executive change at this time.

The Special Committee has urged that top priority be given to identifying candidates to serve as permanent CEO and permanent CFO and that the search committees complete their work as soon as possible.

NEXT STEPS TO ADDRESS THE CHALLENGES FACING CEDC

As we stated earlier, the Special Committee was not pleased that the Company had to restate its accounts and recognizes that the Company has faced a number of serious setbacks that have negatively impacted the Company and complicated its relationship with Russian Standard.

That said, the Special Committee has been proactive in addressing the many challenges that the Company has faced and demands of Russian Standard and the Special Committee is frustrated that Russian Standard has not done all that we believe it could have done to keep the partnership on track.

The Special Committee changed senior management, negotiated a financial settlement with Russian Standard, investigated prior conduct by former executives, implemented and is implementing remedial measures, and has accommodated a variety of governance changes that Russian Standard requested.

November 16, 2012

In addition, the Special Committee has presented the Russian Standard nominees on the CEDC Board with a plan of action as follows:

1.	Financial Reporting. Provide investors with accurate and reliable financial information as soon as possible. Earlier today the Company published its third quarter figures and we believe that we will file the third quarter 10-Q with the SEC on Monday. This will bring the Company back into compliance with SEC reporting obligations.

While the delay of six working days necessitated by the second restatement was unfortunate, it has been remedied quickly and reflects modest improvement in the 2012 rebate reserve.

Equally important and contrary to Russian Standard’s brutal attack on CEDC management and performance, the third quarter figures show an underlying and modest improvement in Company performance.

The Special Committee finds the statements related to the Company’s performance and the second restatement in Russian Standard’s letter to be opportunistic and misleading.

2.	Financial Advisory Firm. Retain a financial advisory firm to assist CEDC with an assessment of alternatives available to the Company, including a re-negotiated agreement with Russian Standard.

As recently as yesterday, the Special Committee’s attempt to select a bank was opposed by Russian Standard – an interesting turn of events since Russian Standard had accused wrongly the Special Committee of dragging its feet in this regard and had participated in a unanimous vote in favour of retaining advisors just a few weeks ago. Part of the reason expressed as why the hiring of financial advisors was delayed by Russian Standard was that financial advisers were “hostile” because they contemplated the possibility that alternatives to a funding transaction with Russian Standard may need to be considered.

The Special Committee is now focused on bringing this matter to a vote in the next few working days since it is apparent that the Board and the Company need expert advice (including financial advice), a position that has been endorsed previously by the full Board.

3.	RTL Partnership. Re-engage with Russian Standard on partnership matters with a view to reaching an agreement with CEDC that ensures CEDC future. The Special Committee believes that the retention of a financial advisory firm is an important element of re-engaging with Russian Standard.

4.	Chief Restructuring Officer. Consider appointing a Chief Restructuring Officer to bolster the finance function until such time as a permanent CEO and permanent CFO have been selected, put in place and allowed to recruit sufficient teams.

•	The CRO would report directly to the interim President (Mr. Tariko) and interim CEO (Mr. Bailey), as well as the CEDC Board as a whole.

November 16, 2012

•	The CRO would be expected to give support to the finance function and help the Company regain the confidence of Russian Standard, the regulators, investors and the market.

•	The CRO mandate would be made available to the Board and any Board member would be encouraged to participate in further interviews of the CRO candidates.

Thus far, Russian Standard has expressed concern with the CRO suggestion and appears to be interested in delaying serious consideration of this agenda item.

The Special Committee intends to continue to promote this agenda item because it believes it is critical to the short and medium term needs of CEDC.

Hopefully, Russian Standard will be fully supportive of this initiative, although it is possible that such action will not be fully embraced by Russian Standard and that the members of the Special Committee may be required to outvote Russian Standard on this matter too.

5.	Permanent CEO and CFO. Give top priority to identifying candidates to serve as permanent CEO and permanent CFO.

The Special Committee has been urging the CEO and CFO search committees to complete their work as soon as possible, and does not believe that Russian Standard shares the same sense of urgency.

Without the active participation and support of Russian Standard, it is unlikely that CEDC will be able to hire a CEO and CFO.

6.	Remediation Plan. Implement a comprehensive remediation plan designed to address the deficiencies that have been identified in the finance function as well as in regulatory compliance.

Also the Special Committee believes that the CRO can assist the remediation efforts and is also keen to see a General Counsel/Compliance Officer retained in the very near future.

7.	Board Collaboration. Adhere to the existing CEDC/Russian Standard governance framework and re-establish collaboration and cooperation among the Chairman and interim President, interim CEO and Vice Chairman.

THE RUSSIAN STANDARD LETTER

The Special Committee is concerned that the Russian Standard letter is intended to be destructive and destabilizing; therefore, it is contrary to the interests of CEDC, its stakeholders and the CEDC/Russian Standard Partnership.

November 16, 2012

CEDC’s and Russian Standard’s alliance is potentially powerful and mutually beneficial, but at the moment it is an alliance of rivals. CEDC and Russian Standard may not compete at identical price points for identical consumers, but they compete in the same markets with comparable products. Until the alliance is completed, we – along with all other competitors – remain rivals. That may help to explain why a Chairman would choose to publicly disparage his Board and why the Board, while refuting the Chairman’s allegations, would hope to ultimately achieve a solution that he and all investors can embrace.

The Special Committee urges Russian Standard to honor its commitment to be a good and long-term partner, and asks Russian Standard to refrain from conduct that is contrary to the interests of CEDC, its stakeholders and the letter and spirit of the CEDC/RTL Strategic Partnership.

THE SPECIAL COMMITTEE’S PLEDGE TO STAKEHOLDERS

The Special Committee will continue to try and engage with Russian Standard, and it will also vigorously protect and defend the interests of CEDC and its shareholders.

The Special Committee will continue to work tirelessly to help CEDC overcome the substantial challenges that it is facing, and will work with Russian Standard so long as Russian Standard is prepared to be proactive, productive and fair.

Sincerely,

The Special Committee

N. Scott Fine (Vice-Chairman of the Board)

David Bailey (Director and Interim CEO)

Marek Forysiak (Director)

Robert Koch (Director)

Markus Sieger (Director)